Exhibit 10.8.1

LEASE AMENDMENT NO. 3

THIS LEASE AMENDMENT NO. 3 (this “Amendment”) is made this 29th day of November, 2011 (“Execution Date”), by and between Raleigh Portfolio JH, LLC (“Landlord”) and LipoScience, Inc. (formerly known as LipoMed, Inc.) (“Tenant”).

WHEREAS, Parker-Raleigh Development XXX, LLC (“PRD”) and Tenant entered into a written agreement of Lease executed October 4, 2001, amended by Lease Amendment No. 1 executed March 5, 2002, and Lease Amendment No. 2 executed August 28, 2002 (collectively the “Lease”) whereby PRD leases to Tenant approximately 82,785 square feet of space located at 2500 Sumner Boulevard (consisting of “Building 307” (39,820 square feet), “Building 308” (33,220 square feet) and a 9,745 square foot connector between Building 307 and Building 308 (“Connector”) (collectively the “Premises”); and,

WHEREAS, subsequent to Lease execution, PRD transferred all of its rights, title and interest in the Lease and the Premises to Landlord; and

WHEREAS, the Lease Term expires for the Premises on June 30, 2012 (“Expiration Date”); and,

WHEREAS, the parties desire to renew and extend the Lease Term for the Premises for an additional period of 10 years and nine months (“Renewal Term”) commencing January 1, 2012 pursuant to the same terms and conditions of the Lease; and,

WHEREAS, the parties desire to further amend and modify the Lease as hereinafter set forth.

NOW, THEREFORE, by mutual agreement of the parties and in consideration of the mutual promises and obligations hereinafter set forth, the Lease and all related documents are hereby amended and modified as follows:

1. The foregoing recitals are true and correct and are incorporated herein by reference.

2. The Lease Term for the Premises is renewed and extended through September 30, 2022.

3. Rent during the Renewal Term for the Premises shall be as follows:

Months	Base Rent per Square Foot	Monthly Base Rent	Monthly Base Operating Cost	Total Monthly Rent (without Operating Cost Adjustment)
January 1, 2012 through December 31, 2012	$13.34	$92,029.33	$25,111.45	$117,140.78
January 1, 2013 through December 31, 2013	$13.74	$94,788.83	$25,111.45	$119,900.28
January 1, 2014 through December 31, 2014	$14.15	$97,617.31	$25,111.45	$122,728.76
January 1, 2015 through December 31, 2015	$14.57	$100,514.79	$25,111.45	$125,626.24
January 1, 2016 through December 31, 2016	$15.01	$103,550.24	$25,111.45	$128,661.69
January 1, 2017 through December 31, 2017	$15.46	$106,654.68	$25,111.45	$131,766.13
January 1, 2018 through December 31, 2018	$15.92	$109,828.10	$25,111.45	$134,939.55
January 1, 2019 through December 31, 2019	$16.40	$113,139.50	$25,111.45	$138,250.95
January 1, 2020 through December 31, 2020	$16.89	$116,519.89	$25,111.45	$141,631.34
January 1, 2021 through December 31, 2021	$17.40	$120,038.25	$25,111.45	$145,149.70
January 1, 2022 through September 30, 2022	$17.92	$123,625.60	$25,111.45	$148,737.05

4. The Common Area Costs for the Premises for 2012 is $25,111.45 per month ($3.64 per square foot). The annual Common Area Costs shall be reconciled and adjusted as provided for in this Amendment. The total Rent for the Premises for 2012 shall be $117,203.78 per month.

5. As of the commencement date of the Renewal Term and through the Renewal Term, Landlord shall be responsible for the maintenance, repair and replacement of all HVAC systems currently servicing the Premises. Notwithstanding the foregoing, Landlord shall have the HVAC systems inspected prior to the commencement date of the Renewal Term and the HVAC systems must be in good working order, taking into consideration normal wear and tear. In the event the HVAC systems are not in good working order, Tenant shall either: (1) make any and all necessary repairs to the HVAC systems so that the units are in good working order; or (2) Landlord shall repair the HVAC systems and Tenant shall reimburse Landlord all such costs within 10 days of demand.

6. Section 1.11 of the Lease is hereby deleted in its entirety and replaced as follows:

“1.11 Permitted Use: general office use, which shall include, but not be limited to corporate offices, laboratory, research and development, related lunch room and outdoor patio areas (including vending machines for Tenant’s exclusive use), and for any other legally permitted uses consistent with the character of the Building and Tenant’s normal conduct of business.”

7. Section 2.3 of the Lease is hereby deleted in its entirety and replaced as follows:

“2.3 Common Area Costs. As used in this Lease, the term “Common Area Costs” shall mean all expenses of Landlord with respect to the maintenance, servicing, repairing and operation of the Property, including, but not limited to the following: maintenance, repair, and replacement costs; electricity, fuel, water, sewer, gas and other utility charges; security; exterior window washing; trash; snow and ice removal; landscaping and pest control; janitorial services for the Premises, HVAC maintenance, repair and replacement for all units servicing the Premises (subject to paragraph 5 above and excluding any charges related to repairs or maintenance due to failure of proper air distribution), management fees payable to Landlord, Landlord’s affiliates or third parties; wages and benefits payable to employees of Landlord whose duties are directly connected with the operation and maintenance of the Property; all services, supplies, repairs, replacement or other expenses for maintaining and operating the Property; the cost, including interest, amortized over its useful life, of any capital improvement made to the Property by Landlord after the date of this Lease which is required under any governmental law or regulation that was not applicable to the Property at the time it was constructed; the cost, including interest, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Premises and thereby reduces operating expenses; all other expenses which generally would be regarded as operating and maintenance expenses which would reasonably be amortized over a period not to exceed five years; all real property taxes and installments of special assessments, including dues and assessments by means of deed restrictions and/or owner’s association which accrue against the Property during the term of this Lease; governmental levies or charges of any kind or nature assessed or imposed on the Property, whether by state, county, city or any political subdivision thereof; and all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, with respect to the Property. This Section outlines types of services Landlord may provide and include in Common Area Costs. The term Common Area Costs does not include the following: expenses for repairs, restoration or other work occasioned by fire, wind, the elements or other casualty that are covered by insurance; income and franchise taxes of Landlord; expenses incurred in leasing to or procuring of tenants, leasing commissions, advertising expenses and expenses for the renovating of space for new tenants; interest or principal payments on any mortgage or other indebtedness of Landlord; compensation paid to any employee of Landlord above the grade of property manager; any depreciation allowance or expenses; or operating expenses which are the responsibility of Tenant, or any other Tenant on the Property. Tenant shall have the right to audit Landlord’s Books and Records as set forth in the Addendum.”

8. Section 2.4 is deleted in its entirety and shall be replaced as follows:

“2.4 Rent Provisions Definitions:

a.	Estimated Cost Increase: is defined as Landlord’s reasonable good faith estimate of (i) the amount by which the Common Area Costs for an Cost Increase Year will be in excess of the Operating Cost Base multiplied by the Tenant’s Proportionate share

b.	Estimated Operating Statement: is defined as a statement rendered to Tenant setting forth: (i) Landlord’s reasonable estimate of the projected Common Area Costs for the then-current Cost Increase Year (as defined below), (ii) a computation of the Estimated Operating Cost Increase due for the then-current Cost Increase Year, (iii) a computation of the monthly Estimated Operating Cost Increase installments to be paid by Tenant pursuant to the Estimated Operating Statement, being one-twelfth of the amount determined pursuant to (ii) above, and (iv) a computation of the amount due Landlord, or credit due Tenant in respect to the lapsed months of the then-current Cost Increase Year.

c.	Cost Increase Year: is defined as calendar year, commencing with the calendar year following the Commencement Date of the Renewal Term.

d.	Operating Cost Base: $3.64 per square foot.

e.	Operating Cost Increase: is defined as the payment to be made by Tenant to Landlord in the amounts, at times and in the manner provided in Section 2.5 of the Lease. Operating Cost Increase may also be referred to in the Lease as Additional Rent or Common Area Cost Payment.

f.

Operating Statement: is defined as the statement setting forth (i) the Common Area Costs for an Cost Increase Year, (ii) a computation of the total Operating Cost Increase payable by Tenant for such Cost Increase Year, (iii) an accounting for Estimated Operating Cost Increase payments, if any, made during such Cost Increase Year, and (4) the amount of Operating Cost Increase then payable to Landlord, or the credit in respect thereof to which Tenant is entitled, for such Cost Increase Year taking into account (with respect to any such credit) any increase in Estimated Operating Cost Increase payments due Landlord pursuant to any Estimated Operating Statement also rendered with respect to the then-current Cost Increase Year.”

9. Section 2.5 of the Lease is hereby deleted in its entirety and replaced as follows:

“2.5 Operating Cost Increase:

a.	Tenant covenants and agrees to pay to Landlord, as Operating Cost Increase for each Cost Increase Year during the Lease Term a sum computed by subtracting the Operating Cost Base from the Common Area Costs shown on the Operating Statement for the Cost Increase Year in question, and multiplying the result by Tenant’s Proportionate Share. Under no circumstances shall Tenant be entitled to any refund of or credit against Common Area Costs for any Cost Increase Year should Common Area Costs ever be less than the Operating Cost Base. Within 120 days after the expiration of each Cost Year Increase Year, Landlord shall furnish Tenant with an Operating Statement. The Operating Cost Increase shall, except as provided in section (b) below, be due from Tenant 30 days from receipt of such Operating Statement.

b.	Landlord may deliver an Estimated Operating Statement for any Cost Increase Year. If and when so delivered from time-to-time, Tenant shall pay to Landlord in advance on the first day of each calendar month the monthly Estimated Operating Cost Increase installments provided for in such Estimated Operating statement, such payments to continue until another Estimated Operating Statement is delivered. Upon the delivery of an Operating Statement for an Cost Increase Year for which Estimated Operating Cost increase installments were paid by Tenant, Tenant shall, within 30 days thereafter, pay to Landlord the sum of (x) the excess, if any, of the Estimated Operating Cost Increase installments paid by Tenant in respect of such Cost Increase Year, and (y) the excess, if any, of the Estimated Operating Cost Increase installments due for the current Cost Increase Year as shown on the current Estimated Operating Statement over the Estimated Operating Cost Increase installments then being paid by Tenant multiplied by the number of months which has elapsed, in whole or in part, since the commencement of the current Cost Increase Year. If Tenant’s Estimated Operating Cost Increase installments for the prior or current Cost Increase Year shall exceed the Operating Cost Increase due for the prior Cost Increase Year or the Estimated Operating Cost Increase due for the current Cost Increase Year, respectively such excess shall first be credited against any amounts shown due on the Operating Statement and the Estimated Operating Statement and the balance, if any shall be credited against the next succeeding installment or installments of Operating Cost Increase becoming due hereunder; provided however that if the Lease Term shall expire or this Lease shall terminate prior to full application of such credit, any balance due Tenant shall be refunded to Tenant by Landlord.

c.	Operating Cost Increase shall be prorated on a daily basis for any Cost Increase Year not wholly falling within the Lease Term.”

d.	Operating Cost Increases shall be capped at six percent per annum on a cumulative basis. As used herein “controllable” costs shall exclude any costs not reasonably with Landlord’s control such as costs for taxes, utility costs, and insurance.

10. The holdover rate in Section 2.10 of the Lease is hereby amended to be 1.75 times the Base Rent.

11. Section 4.1 of the Lease is hereby deleted in its entirety and replaced as follows:

“4.1 Utility Services. Landlord shall provide or cause to be provided the mains, conduits and other facilities necessary to supply water, gas, electricity, telephone service, and sewage service to the Premises. Tenant shall however, be responsible at its expense, to make provisions for connecting or hooking up to such utilities, excluding water and sewer, directly with the appropriate utility company furnishing same.”

12. Section 4.2 of the Lease is hereby deleted in its entirety and replaced as follows:

“4.2 Tenant Responsible for Charges: Tenant shall promptly pay all charges and deposits for electricity, gas, and telephone service and other utilities furnished to the Premises. Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event, Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand the rates established there for by Landlord which shall not exceed the rate which would be charged for the same services if furnished to Tenant directly by the local public utility furnishing the same to the public at large and including any discounts or credits obtained by Landlord. Landlord may discontinue, at any time, furnishing any such service without obligation to Tenant other than to connect the Premises to the public utility, if any, furnishing such service.”

13. Section 4.3 of the Lease is hereby deleted in its entirety and replaced as follows:

“4.3 Landlord Services: Landlord shall provide routine maintenance, painting and electrical lighting service for all Common Areas and special service areas of the Property in the manner and to the extent deemed by Landlord to be standard. Subject to paragraph 5 above, Landlord shall repair and maintain all HVAC units servicing the Premises excluding repairs or maintenance due to the failure to distribute air properly as a result of the design of the HVAC system. Landlord shall provide janitorial service to the Premises, five days a week, Monday – Friday, after 6:30PM. Landlord may, in its sole discretion, provide additional services not enumerated herein.”

14. The following provision shall hereby be added to the end of Section 4.4 of the Lease:

“Notwithstanding any other term contained herein, in the event that any interruption or failure of HVAC, electrical service, water and plumbing services or a significant portion of the parking spaces are inaccessible or unusable was a result of the gross negligence of Landlord, or its employees, or agents, and the interruption occurs for more than three consecutive days, and Tenant is unable to conduct its business in the Premises, Tenant shall have the right to abate Rent commencing as of the fourth day after such interruption or failure, and upon prior written notice to Landlord, and such abatement shall continue until such time as the service is restored.”

15. Section 5.1 of the Lease is hereby deleted in its entirety and replaced as follows:

“Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises during the Term of this Lease except as are set forth in this Section or the Addendum. Landlord shall maintain only the roof, foundation, parking, HVAC, and Common Areas, and the structural soundness of the Buildings. Landlord’s cost of maintaining and repairing the items set forth in this Section are subject to the additional rent provisions in Section 2.3 and 2.4. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any damages nor to any abatement or reduction of Rent because of any repairs, alterations, or additions made by Landlord under this Lease unless a result of Landlord’s negligence or willful misconduct.”

16. Section 5.2 (d) shall be deleted in its entirety.

17. Paragraph 4 of the Addendum to Lease shall be deleted in its entirety and replaced as follows:

“During the Lease Term, Tenant will provided to Landlord, a clean, unconditional, irrevocable, payable-at-sight letter of credit, which shall conform, in all material respects to the form attached hereto as Exhibit                     (use same exhibit as already in the lease) in the stated principal amount of $1,500,000.00, drawn on a bank chartered in North Carolina and approved by Landlord (“LOC”). Tenant’s current LOC satisfies the foregoing requirements.

The LOC shall name Landlord as its beneficiary and shall remain outstanding until 30 days after the expiration of the Lease Term, including all extensions and renewals. If there shall be a monetary event of default under the Lease, in addition to the remedies set forth in Section 11.2 of the Lease, Landlord shall have the right immediately, without further notice, to draw on the LOC in whole or in part at Landlord’s sole discretion to reimburse Landlord for the default and all related costs. Notwithstanding the forgoing, Landlord shall provide Tenant the right to cure said monetary default provided such default is cured within seven business days. Tenant must provide to Landlord a replacement letter of credit in the same amount and with the same terms, and pay to Landlord a nonrefundable fee of $2,500.00 to reimburse Landlord for its costs associated with drawing upon the LOC.

The LOC may be reduced by Tenant as follows:

a. beginning on month 37 of the Renewal Term: to $1,250,000.00;

b. beginning on month 49 of the Renewal Term: to $1,000,000.00;

c. beginning on month 61 of the Renewal Term: to $750,000.00; and

d. beginning on month 73 of the Renewal Term: to $500,000.00.

In the event Tenant can provide evidence of $10,000,000.00 in positive stockholder’s equity after the completion of an initial public offering, Tenant may replace the LOC with a cash security deposit in the amount of $500,000.00. Tenant shall provide Landlord with the prospectus and any other reasonable materials requested by Landlord to prove such financial requirements.”

18. Section 9.2 of the Lease is deleted in its entirety and replaced as follows:

“9.2 Conditions of Tenant Assignment: If Tenant desires to assign or sublet all or any part of the Premises; it shall so notify Landlord in writing at least 30 days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might reasonably request concerning the proposed sub-lessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations, and general desirability of the proposed sub-lessee or assignee. Within 15 days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sub-lessee or assignee, Landlord shall have the following options:

a.	consent to the proposed assignment or sublease, which such consent shall not be unreasonably conditioned, delayed or denied; or

b.	refuse, in its reasonable discretion and judgment as provided herein, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised, unless Landlord gives Tenant written notice stating otherwise.

Upon the occurrence of an event of default by Tenant under this Lease, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sub-lessee all rents becoming due to Tenant by reason of the assignment or sublease, and Landlord shall have a security interest in all properties belonging to Tenant on the Premises to secure payment of such sums. No collection directly by Landlord from the assignee or sub-lessee shall be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease. All legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation of an amount not less than $500.00, shall be the responsibility of Tenant and shall be paid by Tenant within five days of demand for payment thereof. In no event shall Landlord be obligated to execute such Assignment or Sublease Agreement if Tenant has not paid to Landlord such legal fees.

If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then 50% of any such excess shall be paid over to Landlord by Tenant, after Tenant’s reasonable sublease or assignment expenses have been deducted. For the purpose of this provision, reasonable sublease or assignment expenses shall mean brokers fees, third-party attorneys fees, rental abatement and actual costs incurred in making improvements to the space in order to provide for the sublease or assignment.

Notwithstanding any other term contained in this Section, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to:

a.	any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with Tenant; or

b.	any corporation or limited liability company resulting from the merger or consolidation with Tenant; or

c.	to any entity that acquires all or substantially all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, Tenant remains liable under the Lease, the new entity has the same or better financial strength as Tenant as of the Commencement Date of the Lease, Landlord receives prior written notice of the sublease or assignment, and continues the same Permitted Use (collectively referred to as “Permitted Assignment”).”

19. The following sentence shall hereby be included at the end of Section 9.4 of the Lease: “Upon full execution of the Lease, Landlord shall use commercially reasonable efforts to provide Tenant with a Lease Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) agreeable in form and substance to Tenant from Landlord’s Lender.”

20. Paragraph 5 and Paragraph 6 of the Addendum to Lease shall be deleted in its entirety.

21. As consideration for Tenant’s performance of all obligations under the Lease, Landlord hereby conditionally waives 50% the Base Rent for January 1, 2012 through December 31, 2012 in the amount of $46,014.66 per month, and June 1, 2017 through November 30, 2017 in the amount of $53,327.34 per month, respectively during the Renewal Term, provided Tenant shall not be in default hereunder. If Tenant, at any time during the Renewal Term, shall be in default past any applicable notice and cure period, the total sum of such Base Rent then conditionally waived shall become immediately due and payable. If at the expiration of this Lease, including any option or renewal periods, Tenant is not in default hereunder, Landlord shall permanently waive payment of the conditionally waived Base Rent. This waiver does not include Common Area Costs Payment, which Tenant shall continue paying pursuant to the terms of the Lease and this Amendment.

22. Tenant, at its sole cost and expense, shall make all improvements, per local building codes, to the Premises necessary for Tenant’s business operations, including but not limited to the installation of any necessary equipment and trade fixtures (“Tenant Improvements”).

Within 150 days of execution of this Amendment by Tenant and prior to construction of any Tenant Improvements, Tenant must submit to Landlord plans and specifications including permit-ready, architectural and engineering drawings (“Plans”). Landlord will notify Tenant, in writing, of its approval, modification or rejection of the Plans within 10 days of submission by Tenant. If Landlord requires modifications of the Plans, Tenant shall re-submit revised Plans to Landlord within 10 days. The approval process shall continue until such time as Landlord approves the Plans. Notwithstanding the foregoing, in the event the applicable municipality requires any modification to the approved Plans, Tenant shall re-submit the Plans to Landlord for final review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed.

Within 30 days of the final approval of the Plans, Tenant must submit to Landlord a copy of all contracts and purchase agreements with all contractors and subcontractors who will be performing construction of the Tenant Improvements.

With Landlord’s prior consent, Tenant shall be permitted to make roof penetrations in connection with the installation of special equipment. Prior to the installation of such equipment, Tenant shall pay to Landlord a non-refundable amount of $520.00 for each roof penetration. In order for the appropriate warranties to remain in effect on the Building, including, but not limited to, the warranty on the roof, Tenant must use Landlord’s roofing contractor to perform the roof penetrations.

Tenant is responsible for maintaining the Premises and the surrounding areas in a neat and orderly fashion during the construction, including, but not limited to removal of all construction debris during and at completion of the construction. Tenant must perform the construction in accordance with all applicable laws, rules and regulations. Tenant shall perform the construction in a manner that will not disturb or interfere with the business operations of the adjoining tenants. Tenant shall immediately repair any damage caused to the Premises or Property by the construction of the Tenant Improvements.

Tenant shall immediately repair all damage caused to the Premises and/or Property caused by the construction of the Tenant Improvements. Tenant must maintain and keep in good condition the Tenant Improvements throughout the Term of the Lease. Subject to Article 6 of the Lease, Tenant shall not be permitted to remove any Tenant Improvements which shall be considered fixtures (such as HVAC systems) or any Tenant Improvements which when removed would cause irreparable damage to the Premises.

Construction of the Tenant Improvements in accordance with the approved Plans must be complete within 320 days of the commencement of construction of the Tenant Improvements (“Tenants Improvement Deadline”). Within this 320-day time period, If applicable, Tenant must submit to Landlord a Certificate of Occupancy along with executed lien waivers from all contractors and all warranties, if applicable, for the Tenant Improvements.

Within 30 days of completion of the Tenant Improvements, Tenant shall submit to Landlord “as-built” plans showing the Tenant Improvements.

If Tenant elects to utilize a general contractor other than Landlord, then Landlord shall charge to Tenant a supervision fee equal to $54,651.00 and such fee shall be deducted from the Improvement Allowance. Landlord shall enumerate the exact responsibilities of its construction manager.

23. Subject to the terms and conditions hereinafter set forth, Landlord shall reimburse Tenant in an amount not to exceed $1,821,700.00 (“Improvement Allowance”) as Landlord’s contribution to the cost of Tenant Improvements, excluding the cost of Tenant's fixtures, equipment and signs except as outlined herein. Notwithstanding the foregoing, Tenant may use up to $650,000 of the Improvement Allowance for architectural and engineering fees to complete construction drawings, cabling, furniture, moving expenses, telecommunications costs and construction supervision/management fees. The Improvement Allowance will be paid to Tenant within 30 days of: (i) submission by Tenant to Landlord of all invoices for the Tenant Improvements as such Tenant Improvements are completed; and, (ii) submissions by Tenant to Landlord of Tenant’s contractor’s partial unconditional lien releases for Tenant

Improvements for which reimbursement is sought. Tenant must submit for reimbursement of all the Improvement Allowance from Landlord within 30 days from the Tenant Improvements Deadline. If Tenant does not seek reimbursement within 30 days of completion of the Tenant Improvements Deadline, the Improvement Allowance shall be waived and Landlord shall have no obligation to reimburse any of the Improvement Allowance to Tenant. Tenant shall be responsible for any and all tenant improvements costs in excess of the Improvement Allowance.

24. Tenant may terminate this Lease at the end of the 72nd month of the Lease Term provided Tenant has given Landlord written notice by the end of the 63rd month, has fully complied with all the terms and conditions of this Lease and Tenant is not now nor ever has been in default under the Lease. Upon such election, Tenant must:

a.	surrender the Premises on or before 5:00 PM of the last day of the 72nd month of the Lease Term pursuant to all terms and conditions of the Lease; and,

b.	pay a termination fee in the amount of $2,039,681.17 (unamortized improvements, unamortized commissions, and five months of then Rent).

This is a one-time right to terminate, which shall expire if written notice has not been received in the 63rd month of the Lease Term. If Tenant exercises this right to terminate, Tenant will remain liable for any excess Common Area Costs, prorated for any partial year.

25. On the condition that Tenant has fully complied with all the terms and conditions of the Lease, Tenant has not been in default of the Lease, and on the further condition that Tenant gives Landlord written notice of its desire to exercise its renewal at least 180 days prior to the expiration of the Lease, Landlord hereby grants to Tenant the right to renew this Lease for one term of five additional years at the then current fair market rental value for Base Rent and Landlord’s then current rate for Common Area Costs. Fair market rental value (“FMRV”) as used herein shall mean the then prevailing rent for premises comparable in size and use to the Premises, located in buildings comparable in size and use to, and in the general vicinity of, the Building, leased on terms comparable to the terms contained in this Lease, taking into consideration all allowances for tenant improvements, moving expenses, landlord expenses, rent abatement, brokerage expenses, tenant benefits, parking charges or any other market concessions which may be commonly available at the time in question. Landlord shall provide Tenant with its estimate of the FMRV within 30 days from Tenant’s notice to Landlord of its intent to exercise the renewal option. In the event Tenant disagrees as to Landlord’s estimate of the FMRV, Tenant shall notify Landlord of such disagreement within ten days, and shall provide Landlord with Tenant’s commercially reasonable estimate of the FMRV. In the event Landlord disagrees with Tenant’s proposed amount, the parties hereby agree to appoint a mutually acceptable unrelated independent arbitrator to resolve the dispute and agree to be bound by the decision of such arbitrator. Tenant and Landlord shall equally split the cost of the independent arbitrator. The foregoing option to renew shall be exercised by written notice to Landlord given not less than 180 days prior to the expiration of the existing Lease Term of this Lease. Time is of the essence with respect to Tenant’s exercise of its option to renew. Except as provided above for Rent the same terms and conditions as set forth in the Lease shall govern the parties’ rights and obligations during the renewal term.

26. Miscellaneous.

a. The Lease, this Amendment, and the attached exhibits, if any, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

b. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

d. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

e. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease unless otherwise defined herein or the context otherwise requires.

f. Upon the Execution Date of this Amendment, the term “Lease Term” as used in the Lease (as amended hereby) shall be deemed to include the “Renewal Term”.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Amendment in triplicate causing their respective seals to be affixed hereto the day and year first above written.

LANDLORD:			TENANT:

Raleigh Portfolio JH, LLC			LipoScience, Inc.,
Acting through its authorized agent,			a Delaware corporation
BPG Management Company – NC, LLC

By:	/s/ Nancy O’Larnic	(SEAL)	By:	/s/ Lucy G. Martindale	(SEAL)

	Vice President		Title:	Chief Financial Officer

			Name:	Lucy G. Martindale
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